EXHIBIT 99.1

FOR RELEASE: Thursday, October 25, 2012 at 04:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER ENDED SEPTEMBER 30, 2012

Shreveport, Louisiana – October 25, 2012 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2012 of $939,000, an increase of $137,000 compared to net income of $802,000 reported for the three months ended September 30, 2011. The Company’s basic and diluted earnings per share were $0.36 and $0.35, respectively, for the quarter ended September 30, 2012, compared to basic and diluted earnings per share of $0.28 for the quarter ended September 30, 2011.

The increase in net income for the three months ended September 30, 2012, resulted primarily from a $571,000, or 27.5%, increase in net interest income, partially offset by an increase of $208,000, or 11.2%, in non-interest expense, a $188,000, or 67.4%, increase in income tax expense, a $25,000, or 29.1%, increase in the provision for loan losses and a $13,000, or 1.4%, decrease in non-interest income. The increase in net interest income for the three months ended September 30, 2012, was due to an increase of $466,000, or 16.2%, in total interest income primarily as a result of an increase in volume of interest-earning assets, and a decrease of $105,000, or 13.2%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.77% for the three months ended September 30, 2012, compared to 3.23% for the prior year period. The Company’s net interest margin was 4.08% for the three months ended September 30, 2012, compared to 3.69% for the quarter ended September 30, 2011. The increase in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earnings assets and a decrease of 51 basis points in average rate paid on interest-bearing liabilities for the quarter ended September 30, 2012 compared to the prior year quarterly period.

The following table sets forth the Company’s average balance and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the three months ended September 30, 2012 and 2011.

	For the Three Months Ended September 30,
	2012		2011
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$184,628	6.16%	$134,591	6.72%
Investment securities	65,744	3.00	77,897	3.12
Interest-earning deposits	9,097	0.27	12,232	0.16
Total interest-earning assets	$259,469	5.15%	$224,720	5.12%

Interest-bearing liabilities:
Savings accounts	$6,793	0.28%	$7,012	0.40%
NOW accounts	18,432	0.79	14,808	0.84
Money market accounts	44,824	0.50	34,193	0.76
Certificates of deposit	107,542	1.84	88,917	2.33
Total interest-bearing deposits	177,591	1.34	144,930	1.71
FHLB advances	23,167	1.73	24,271	2.92
Total interest-bearing liabilities	$200,758	1.38%	$169,201	1.89%

The $13,000 decrease in non-interest income for the quarter ended September 30, 2012, compared to the prior year quarterly period was primarily due to decreases of $108,000 and $7,000 in gain on sale of securities and income from bank owned life insurance, respectively, partially offset by increases of $89,000 and $13,000 in gain on loans held for sale and other non-interest income, respectively. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio. The increase in non-interest expense for the quarter ended September 30, 2012 compared to 2011 was primarily due to increases in compensation and benefits expense of $197,000 due in part to increasing loan volume and related commissions to commercial and residential loan officers as well as increases of $10,000 in occupancy and equipment expense, $9,000 in loan and collection expense, $11,000 in data processing costs, and $12,000 in legal expenses. The $111,000 provision for loan losses during the three months ended September 30, 2012, an increase of $25,000 over the prior year three month period, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At September 30, 2012, the Company reported total assets of $270.2 million, a decrease of $26.0 million, or 8.8%, compared to total assets of $296.2 million at June 30, 2012. The decrease in assets was comprised primarily of decreases in investment securities of $2.8 million, or 4.0%, from $69.8 million at June 30, 2012, to $67.0 million at September 30, 2012, loans held-for-sale of $2.0 million, or 17.9%, from $11.2 million at June 30, 2012 to $9.2 million at September 30, 2012, and a decrease in cash and cash equivalents of $28.0 million, from $34.9 million at June 30, 2012 to $6.8 million at September 30, 2012, partially offset by an increase in net loans receivable of $6.6 million, or 3.9% from $168.3 million at June 30, 2012 to $174.8 million at September 30, 2012. The decrease in loans held-for-sale primarily reflects a decrease at September 30, 2012 in receivables from financial institutions purchasing the Company’s loans held-for-sale. The decrease in cash and cash equivalents was due to a non-recurring deposit in the fourth quarter which had a balance of approximately $31.7 million at June 30, 2012. The deposit was short-term in nature and has been withdrawn as of September 30, 2012. The decrease in investment securities was due to sales and principal repayments during the quarter ended September 30, 2012. During the quarter ended June 30, 2012, $3.6 million of mortgage-backed securities designated as held-to-maturity were transferred to the investment securities available for sale category in anticipation of their sale.

The following table shows total loans originated and sold during the periods indicated. Included in the $9.5 million of construction loan originations for the quarter ended September 30, 2012 are approximately $7.6 million of one-to-four-family residential construction loans and $1.9 million of commercial and multi-family construction loans.

	Quarter Ended September 30,
	2012	2011	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$46,430	$39,365	17.95%
Commercial — real estate secured (owner occupied and non-owner occupied)	2,681	1,050	155.33%
Commercial business	571	959	(40.46)%
Land	1,308	1,154	13.34%
Construction	9,522	9,108	4.55%
Home equity loans and lines of credit and other consumer	101	2,047	(95.07)%
Total loan originations	$60,613	$53,683	12.91%
Loans sold	$36,915	$28,650	28.85%

Total liabilities decreased $24.9 million, or 10.1%, from $246.3 million at June 30, 2012 to $221.4 million at September 30, 2012, primarily due to a decrease in total deposits of $28.3 million, or 12.7%, to $193.2 million at September 30, 2012, compared to $221.4 million at June 30, 2012. The decrease in deposits was primarily due to the withdrawal during the quarter of the non-recurring deposit discussed above which had a balance of approximately $31.7 million at June 30, 2012. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. At both September 30, 2012 and June 30, 2012, the Company had $10.4 million in brokered deposits. Advances from the Federal Home Loan Bank of Dallas increased $2.8 million, or 11.9%, to $26.3 million at September 30, 2012, from $23.5 million at June 30, 2012.  At September 30, 2012, the Company had no non-performing assets compared to $14,000 of non-performing assets at June 30, 2012, consisting of single-family residential loans.

Shareholders’ equity decreased $1.0 million, or 2.0%, to $48.9 million at September 30, 2012, from $49.9 million at June 30, 2012.  The primary reasons for the decrease in shareholders’ equity from June 30, 2012, were the acquisition of treasury stock of $2.3 million, and dividends paid of $172,000. These decreases in shareholders’ equity were partially offset by net income of $939,000 for the quarter ended September 30, 2012, proceeds from the issuance of common stock from the exercise of stock options of $387,000, the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $99,000 and an increase in the Company’s accumulated other comprehensive income of $45,000.

The Company repurchased 127,309 shares of its common stock during the quarter ended September 30, 2012 at an average price per share of $17.14. In February 2012 the Company had announced its first share repurchase program which covered up to 305,000 shares. On September 14, 2012, the Company announced a second share repurchase program for an additional 275,000 shares to commence on completion of the first repurchase program. As of September 30, 2012, the first share repurchase program had been completed and there were a total of 273,640 shares remaining for repurchase under the second program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	September 30,	June 30,
	2012	2012
ASSETS	(Unaudited)

Cash and cash equivalents	$6,835	$34,863
Securities available for sale at fair value	65,578	68,426
Securities held to maturity (fair value September 30, 2012: $1,470; June 30, 2012: $1,381)	1,470	1,381
Loans held-for-sale	9,158	11,157
Loans receivable, net of allowance for loan losses (September 30, 2012: $1,809; June 30, 2012: $1,698)	174,839	168,263
Other assets	12,349	12,093

Total assets	$270,229	$296,183

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$193,158	$221,436
Advances from the Federal Home Loan Bank of Dallas	26,264	23,469
Other liabilities	1,941	1,390

Total liabilities	221,363	246,295

Shareholders’ equity	48,866	49,888

Total liabilities and shareholders’ equity	$270,229	$296,183

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)

Interest income
Loans, including fees	$2,841	$2,262
Mortgage-backed securities	485	542
Other interest-earning assets	14	70
Total interest income	3,340	2,874
Interest expense
Deposits	593	621
Federal Home Loan Bank borrowings	100	177
Total interest expense	693	798
Net interest income	2,647	2,076
Provision for loan losses	111	86
Net interest income after provision for loan losses	2,536	1,990

Non-interest income
Gain on sale of loans	682	593
Gain on sale of securities	95	203
Income on Bank Owned Life Insurance	49	56
Other income	105	92

Total non-interest income	931	944

Non-interest expense
Compensation and benefits	1,318	1,121
Occupancy and equipment	206	196
Franchise and bank shares tax	84	95
Advertising	60	60
Data processing	87	76
Audit and examination fees	48	50
Legal fees	88	76
Loan and collection expense	40	31
Deposit insurance premiums	31	25
Other expenses	99	123

Total non-interest expense	2,061	1,853

Income before income taxes	1,406	1,081
Provision for income tax expense	467	279

NET INCOME	$939	$802

EARNINGS PER SHARE
Basic	$0.36	$0.28
Diluted	$0.35	$0.28

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.77%	3.23%
Net interest margin	4.08%	3.69%
Return on average assets	1.37%	1.34%
Return on average equity	7.64%	6.36%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	--%	0.04%
Allowance for loan losses as a percent of non-performing loans	--%	1,042.70%
Allowance for loan losses as a percent of total loans receivable	1.02%	0.72%

Per Share Data:
Shares outstanding at period end	2,778,019	3,051,881
Weighted average shares outstanding:
Basic	2,594,088	2,858,575
Diluted	2,661,334	2,886,549
Tangible book value at period end	$17.59	$17.14
____________
(1)      Ratios for the three month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	Daniel R. Herndon President and Chief Executive Officer James R. Barlow Executive Vice President and Chief Operating Officer (318) 222-1145